 Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, effective as of September 6, 2017 (this “Amendment”), amends the Employment Agreement dated as of June 15, 2015 (the “Employment Agreement”) by and between Akoustis Technologies, Inc., a Delaware corporation (then a Nevada corporation) (the “Company”), and Jeffrey B. Shealy, an individual resident of North Carolina (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to the Employment Agreement, pursuant to which the Executive serves as President and Chief Executive Officer of the Company; and

WHEREAS, the Employment Agreement erroneously refers to the Executive as Chairman of the Board; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has authorized an amendment to the Employment Agreement to increase the Executive’s Annual Bonus percentage; and

WHEREAS, the Company and the Executive have mutually determined and agreed that it is in their respective best interests to amend the Employment Agreement in accordance with the terms and conditions stated hereinafter.

NOW, THEREFORE, in furtherance of the purposes described herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree to amend the Employment Agreement as follows:

1.           Section 3.2(a) of the Employment Agreement is hereby amended by deleting the first sentence of such section in its entirety and replacing it with the following:

“The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) as set forth in Schedule A of up to one hundred fifty percent (150%) of the then applicable Base Salary, payable in U.S. dollars within ten (10) days of the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s annual report on Form 10-K.”

2.           Schedule A to the Employment Agreement is hereby amended by deleting Section 1 of Schedule A in its entirety and replacing it with the following:

“1. Title: President and Chief Executive Officer”

3.           Schedule A to the Employment Agreement is hereby amended by deleting Section 3 of Schedule A in its entirety and replacing it with the following:

“3. Annual Bonus: Up to 150% of Base Salary, payable upon achievement of Milestones (if any) set by the Board during each year of the Employment Period.”

4.           Except as expressly herein modified, the terms and conditions of the Employment Agreement (including the schedules thereto) remain unchanged and in full force and effect. The Employment Agreement (including the schedules thereto) and this Amendment shall be construed together as a single instrument. The Employment Agreement (including the schedules thereto), as so amended by this Amendment, is hereby ratified and confirmed in all respects.

5.           The Company and the Executive agree that this Amendment shall be governed and controlled by the laws of the State of North Carolina, to the exclusion of the law of any other forum and without regard to the jurisdiction in which any action or proceeding may be instituted.

6.           This Amendment may be executed and delivered by electronic means and in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

7.           All capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY
Akoustis Technologies, Inc.

By:	/s/ Arthur E. Geiss
Name:	Arthur E. Geiss
Title:	Co-Chairman of the Board

EXECUTIVE

/s/ Jeffrey B. Shealy
By:	Jeffrey B. Shealy

[Signature Page to Amendment No. 1 to Shealy Employment Agreement]